OCM Mutual Fund

Exhibit 12(b) to Form N-CSR

I, Gregory M. Orrell, hereby certify that to the best of my knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)); and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: July 24, 2018

/s/ Gregory M. Orrell
Gregory M. Orrell
President and Treasurer